Exhibit 99.1

Spark Therapeutics Announces Database Lock for SPK-RPE65 Phase 3 Clinical Trial and
Expected Release of Top-line Data in October
Details Final Statistical Analysis Plan (SAP)
Conference Call to Update Investors Tomorrow Morning, September 10, 2015, at 8:30 a.m. ET

PHILADELPHIA, Penn., September 9, 2015 - Spark Therapeutics, Inc. (NASDAQ: ONCE) today announced database lock for the Phase 3 clinical trial of its lead program, SPK-RPE65, for the treatment of RPE65-mediated inherited retinal dystrophies. The datasets have been transferred to the company’s independent external statistical consultants, who have initiated the analysis of the data. Spark anticipates that it will provide top-line results in October.
“Locking the database marks an important step toward the completion of our Phase 3 trial and puts us in a position to share top-line results in October,” said Jeffrey D. Marrazzo, Co-founder and Chief Executive Officer of Spark.
In addition, Spark reported the following modifications to its final SAP:

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Designation of pupillary light reflex as an exploratory endpoint and the analysis of the mobility test change score for an assigned first eye as a secondary endpoint, resulting in three secondary endpoints - full-field light sensitivity threshold testing, the first eye mobility test change score, and visual acuity - which will be tested hierarchically in that order; and

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Adjustment to the intent-to-treat (ITT) population (n=31), which will be the main efficacy analysis population, as well as addition of a modified ITT population (n=29) and clarification of a per-protocol population (n=28), both of which will be used as sensitivity efficacy analysis groups.

“The modifications we have made to our final SAP will help create a more robust dataset by increasing the overall amount of information derived from the Phase 3 trial, now including certain pre-specified sensitivity analyses,” continued Mr. Marrazzo. “As we prepare to receive the data and present top-line results, we remain confident in the trial and believe the steps we have disclosed today will produce an improved data package to support future regulatory filings.”
Spark management will provide an update on the SPK-RPE65 program, including a review of the final Phase 3 SAP, during a conference call scheduled for tomorrow, September 10, 2015, at 8:30 am ET (details below).
Conference Call Details
The conference call can be accessed by dialing (855) 851-4526 (domestic) or +1 (720) 634-2901 (international) and entering passcode 33689474. To access a live audio webcast, please visit the "Investors" section at www.sparktx.com.
A replay of the call will be available for one week following the call and can be accessed by dialing (855) 859-2056 (domestic) or +1 (404) 537-3406 (international) and entering passcode 33689474 or by visiting our website.
About Spark Therapeutics
Spark is a gene therapy leader seeking to transform the lives of patients suffering from debilitating genetic diseases by developing one-time, life-altering treatments. Spark’s initial focus is on treating orphan diseases where no, or only palliative, therapies exist. Spark’s most advanced product candidate, SPK-RPE65, which has received both breakthrough therapy and orphan product designation, is in a fully enrolled pivotal Phase 3 clinical trial for the treatment of rare blinding conditions. Spark is leveraging the experience and technology utilized in the development of SPK-RPE65 to address a broad spectrum of blinding conditions, starting with the development of SPK-CHM for the potential treatment of choroideremia, currently in a Phase 1/2 clinical trial. Spark also is establishing a pipeline of gene therapy candidates to treat hematologic disorders and neurodegenerative diseases, including through a global collaboration with Pfizer Inc. around the development and commercialization of its SPK-FIX program for the treatment of hemophilia B. Spark’s integrated gene therapy platform builds on two decades of research, development and manufacturing at The Children’s Hospital of Philadelphia, including human trials conducted across diverse therapeutic areas and routes of administration. To learn more, please visit www.sparktx.com.
Cautionary Note on Forward-looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s lead product candidate, SPK-RPE65. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that: (i) the results of our Phase 3 clinical trial for SPK-RPE65 may be insufficient to support further development of that product candidate; (ii) the data from our Phase 3 clinical trial of SPK-RPE65 may not support a label for the treatment of RPE65-mediated IRDs other than LCA; and (iii) the improvements in functional vision demonstrated by SPK- RPE65 in our Phase 1 clinical trials may not be sustained. For a discussion of other risk and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. All information in the press release is as of the date of the release, and Spark undertakes no duty to update this information unless required by law.
Investor Relations
Spark Therapeutics, Inc.
Stephen W. Webster
Chief Financial Officer
(888) 772-7560
or
Media Contact
Ten Bridge Communications
Dan Quinn
(781) 475-7974